Exhibit 3.2

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

AMENDED CERTIFICATE OF DESIGNATIONS

OF THE POWERS, PREFERENCES

AND OTHER SPECIAL RIGHTS OF SERIES A CONVERTIBLE PARTICIPATING

PREFERRED STOCK AND SERIES B CONVERTIBLE PREFERRED STOCK AND

QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Original Certificate of Designations filed December 12, 2002

Cambridge Display Technology, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by its Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors has duly approved and adopted the following resolutions:

WHEREAS, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors previously created, authorized and provided for the issue of (i) Series A Convertible Participating Preferred Stock, $.01 par value per share (the “Series A Preferred Stock”), consisting of 6,000 shares, and (ii) Series B Convertible Preferred Stock, $.01 par value per share (the “Series B Preferred Stock”), consisting of 38,667 shares; and

WHEREAS, the Board of Directors and holders of shares representing a majority of the voting power of (i) all issued and outstanding shares of the Class A common stock, par value $.01 per share, and Class B common stock, par value $.01 per share, (ii) the Series A Preferred Stock and (iii) the Series B Preferred Stock (together, the “Convertible Preferred Stock”) have, in each case, approved an amendment of the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the Convertible Preferred Stock (such amendment, the “Conversion Amendment”).

NOW, THEREFORE, be it, and it hereby is:

RESOLVED, that, all of the amended voting powers, preferences, and other special rights and the qualifications, limitations and restrictions of the Preferred Stock are as set forth in the Certificate of Incorporation and in this Resolution as follows:

1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation (a) a class of Preferred Stock designated as the “Series A Convertible Participating Preferred Stock,” having $.01 par value per share, and is hereinafter called the “Series A Preferred Stock”, and (b) a class of Preferred Stock designated as the “Series B Convertible Preferred Stock,” having $.01 par value per share, and is hereinafter called the “Series B Preferred Stock”. The Series A Preferred Stock and the Series B Preferred Stock are hereinafter collectively called the “Convertible Preferred Stock”.

2. Rank. The Series A Preferred Stock shall rank senior to the Series B Preferred Stock with respect to distributions upon the liquidation, dissolution or winding up of the Corporation or any redemption to the extent provided in Sections 4(a)(i) and 6, and pari passu with the Series B Preferred Stock with respect to any additional distributions upon the liquidation, dissolution or winding up of the Corporation or any other redemption or with respect to any dividend distributions. The Convertible Preferred Stock shall (i) with respect to distributions upon the liquidation, dissolution or winding up of the Corporation or any redemption, rank senior to the Common Stock and each other class of capital stock or series of Preferred Stock hereafter created by the Board of Directors, other than any class or series (A) the terms of which expressly provide that it ranks senior to or pari passu with the Convertible Preferred Stock as to distributions upon the liquidation, dissolution, sale or winding up of the Corporation or any redemption, and (B) except as expressly permitted pursuant to clause (A) or (B) of Section 7(b)(iii), the issuance of which the holders of a majority of the outstanding shares of the Convertible Preferred Stock have consented, and (ii) with respect to dividend distributions, rank pari passu with the Common Stock and each other class of capital stock or series of Preferred Stock hereafter created by the Board of Directors, other than any class or series (A) the terms of which expressly provide that it ranks either senior or junior to the Convertible Preferred Stock with respect to dividend distributions, and (B) in the case of any class or series the terms of which expressly provide that it ranks senior to the Convertible Preferred Stock in respect to dividend distributions, the issuance of which the holders of a majority of the outstanding shares of the Convertible Preferred Stock have consented.

3. Dividends. The Corporation shall not pay dividends on or make any other distribution on the Common Stock unless simultaneously therewith dividends are paid, or a distribution is made, on the Convertible Preferred Stock in an amount such that the holders of the Convertible Preferred Stock shall receive in respect of each share of the Convertible Preferred Stock an amount equal to the amount of the dividend payable or the distribution made in respect of each share of the Class A Common Stock multiplied by the number of shares of the Class A Common Stock issuable upon conversion of each share of the Convertible Preferred Stock pursuant to Section 5(a) as of the record date for the determination of shareholders entitled to receive such dividend or distribution or, if no record date is established, on the date such dividend is declared or distribution is made.

4. Liquidation Rights.

(a) Series A Preference.

(i) Upon any liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation Event”), no distribution or payment shall be made to the holders of the Series B

Preferred Stock or the Common Stock unless, prior to the first such distribution or payment, the holders of the Series A Preferred Stock shall have received an amount per share in cash equal to the initial purchase price paid to the Corporation for such share of Series A Preferred Stock (as appropriately adjusted for any stock dividend, stock split, recapitalization, consolidation or similar event affecting the Series A Preferred Stock, the “Series A Initial Purchase Price”).

(ii) After the distribution or payment to the holders of the Series A Preferred Stock of all amounts due pursuant to Section 4(a)(i), the holders of the Series A Preferred Stock shall be entitled to receive, prior to the first such distribution or payment to holders of the Common Stock, an amount per share, in cash, equal to three times the sum of (x) the Series A Initial Purchase Price and (y) all accrued but unpaid dividends, if any, on such share of the Series A Preferred Stock.

(iii) After the distribution or payment to the holders of the Series A Preferred Stock of all amounts due pursuant to Sections 4(a)(i) and (ii) and the distribution or payment to the holders of the Series B Preferred Stock of an amount equal to the amount determined pursuant to clause (i) of Section 4(b), the holders of the Series A Preferred Stock and the Common Stock shall be entitled to receive ratably all remaining assets of the Corporation to be distributed, but with all holders of the Series A Preferred Stock treated (for purposes of this determination) as if they had converted all their shares of the Series A Preferred Stock into Class A Common Stock in accordance with the terms hereof, provided that the holders of the Series A Preferred Stock shall not be entitled to receive any amounts pursuant to this Section 4(a)(iii) until such time as such holders would have received pursuant to this section (but for this proviso) an amount per share of Series A Preferred Stock equal to the amount received in respect of such share pursuant to Section 4(a)(i).

(iv) The sum of the amounts set forth in Sections 4(a)(i), (ii) and (iii) is the “Series A Liquidation Price.”

(b) Series B Preference. Upon any Liquidation Event, no distribution or payment shall be made to the holders of the Common Stock unless, prior to the first such distribution or payment, the holders of the Series B Preferred Stock shall have received an amount per share (the “Series B Liquidation Price”), in cash, equal to the greater of (i) three times the sum of (x) the initial purchase price paid to the Corporation for such share of Series B Preferred Stock (as appropriately adjusted for any stock dividend, stock split, recapitalization, consolidation or similar event affecting the Series B Preferred Stock (the “Series B Initial Purchase Price”) and (y) all accrued but unpaid dividends, if any, on such share of the Series B Preferred Stock, and (ii) the amount each share of Series B Preferred Stock would receive in connection with such Liquidation Event if such share had been converted into Class A Common Stock in accordance with Section 5(a) immediately prior to such Liquidation Event.

(c) Insufficient Assets. If the assets distributable to the holders of Series A Preferred Stock in the event of a Liquidation Event are insufficient to permit the payment to such holders of the preferential amounts set forth in Section 4(a)(i), such assets shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder would otherwise receive pursuant to Section 4(a)(i). If the assets distributable to the holders of the Series A Preferred Stock and the Series B Preferred Stock in the event of a Liquidation Event are insufficient to permit the payment to such holders of the preferential amounts set forth in Section 4(a)(ii) and Section 4(b), such assets shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the full preferential amount each such holder would otherwise be entitled to receive pursuant to such sections.

(d) Sale Transaction. A Sale Transaction shall not be deemed a Liquidation Event. As used herein, the term “Sale Transaction” shall mean any (x) sale, conveyance or other disposition of all or substantially all of the Corporation’s property and assets or (y) acquisition of the Corporation by any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or other legal entity other than the Corporation (a “Person”) or the holders of a majority of the Series A Preferred Stock then outstanding by means of merger, consolidation, recapitalization, stock purchase or otherwise, whether in one transaction or a series of transactions, resulting in the exchange of at least a majority of the outstanding shares of Common Stock of the Corporation (assuming conversion of all outstanding Convertible Preferred Stock) for securities issued or other consideration (cash or otherwise) paid by the acquiring Person.

5. Conversion. The Convertible Preferred Stock shall be convertible as follows:

(a) Optional Conversion. Each share of the Convertible Preferred Stock, together with all accrued and unpaid dividends, if any, shall be convertible at any time, without the payment of any additional consideration by the holder thereof, if such holder has elected by notice to the Corporation to so convert. Upon such election, each share of the Convertible Preferred Stock, together with all accrued and unpaid dividends, if any, shall be converted at the office of the Corporation or any transfer agent for the Convertible Preferred Stock, into the number of fully paid and nonassessable shares of the Class A Common Stock determined by dividing (i) the Series A Initial Purchase Price or Series B Initial Purchase Price, as the case may be, in effect at the time of the conversion for such share and all accrued and unpaid dividends, if any, on such share of the Convertible Preferred Stock by (ii) the Conversion Price in effect at the time of conversion. The initial “Conversion Price” shall be $16.15 per share, and shall be adjusted and readjusted from time to time as provided in this Section 5. Any conversion made at the election of a holder of the Convertible Preferred Stock pursuant to this Section 5(a) shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the Convertible Preferred Stock to be converted in accordance with the procedures set forth in Section 5(d) hereof and the person or persons entitled to receive the Class A Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date.

(b) Automatic Conversion upon Qualifying Public Offering. Each share of the Convertible Preferred Stock shall automatically be converted into the Class A Common Stock in the manner provided in this Section 5(b) upon the closing of a firm commitment underwritten public offering (a “Qualifying Public Offering”) pursuant to (1) an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Class A Common Stock for the account (in whole or in part) of the Corporation or (2) a Listing (as defined below) of the Class A Common Stock, in each case with

(i) from the date that the Conversion Amendment is filed with the Secretary of State of the State of Delaware (the “Conversion Amendment Effective Date”) until and including December 31, 2004, (x) proceeds to the Corporation of no less than $20 million, after underwriting commissions and (y) a pre-money valuation of the Corporation based on the public offering price of the Common Stock of at least $200 million; and

(ii) from January 1, 2005 and thereafter, (x) an offering price to the public, after underwriting commissions or discounts, or an initial Listing price, as the case may be, of at least $22.00 per share (as appropriately adjusted for stock splits, stock dividends, reverse splits, reclassifications, recapitalizations and similar events (other than the conversion of the Convertible Preferred Stock)), (y) proceeds to the Corporation of no less than $50 million, after underwriting commissions, and (z) a post-public offering valuation of the Corporation based on the public offering price of the Common Stock of at least $500 million.

As used herein, a “Listing” means the admission to listing of the Class A Common Stock of the Corporation to the Official List of the United Kingdom Listing Authority becoming effective in accordance with the rules of the United Kingdom Listing Authority and the admission to trading on the London Stock Exchange in accordance with the rules of the London Stock Exchange plc. For a Listing, satisfaction of the thresholds referred to in clauses (x), (y) and (z) in clauses (i) and (ii) above will be determined using the Pound Sterling equivalents based on the exchange rate in effect at the time of the Listing. Upon the closing of a Qualifying Public Offering, each share of the Convertible Preferred Stock, together with all accrued and unpaid dividends, if any, shall be converted at the office of the Corporation or any transfer agent for the Convertible Preferred Stock into the number of fully paid and nonassessable shares of the Class A Common Stock determined as follows:

(i) from the Conversion Amendment Effective Date until and including December 31, 2004, by dividing, in the case of each share of Series A Preferred Stock, (x) the sum of (A) the product of two-and-one-quarter (2.25) times the sum of (1) the Series A Initial Purchase Price in effect at the time of the conversion for such share and (2) all accrued and unpaid dividends, if any, on such share of the Series A Preferred Stock and (B) the Series A Initial Purchase Price for such share by (y) the per share offering price to the public, without regard to underwriting commissions or discounts, or an initial Listing price, as the case may be (such price, the “IPO Price”) (as appropriately adjusted for stock splits, stock dividends, reverse splits, reclassifications, recapitalizations and similar events (other than the conversion of the Convertible Preferred Stock)); and, in the case of each share of Series B Preferred Stock, (x) two-and-one-quarter (2.25) times the sum of (A) the Series B Initial Purchase Price in effect at the time of conversion for such Share and (B) all accrued and unpaid dividends, if any, on such share of the Series B Preferred Stock by (y) the IPO Price.

(ii) from January 1, 2005 and thereafter, by dividing (x) the Series A Initial Purchase Price or Series B Initial Purchase Price, as the case may be, in effect at the time of the conversion for such share and all accrued and unpaid dividends, if any, on such share of the Series A Preferred Stock or Series B Preferred Stock, as the case may be, by (y) the Conversion Price in effect at the time of conversion; upon such conversion, each holder of Series A Preferred Stock shall also receive from the Corporation an amount per share equal to the Series A Initial Purchase Price for such share payable in cash, or at the option of the Corporation or the holders of a majority of the Series A Preferred Stock, in such number of fully paid and nonassessable shares of Class A Common Stock determined by dividing the Series A Initial Purchase Price by the Conversion Price.

Any shares of the Convertible Preferred Stock converted into shares of the Class A Common Stock pursuant to this Section 5(b) and in accordance with the procedures set forth in Section 5(e) hereof shall be deemed to have been converted immediately prior to the closing of the Qualifying Public Offering and the person or persons entitled to receive the Class A Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on the date of such closing.

(c) Automatic Conversion upon Qualifying Sale. Each share of the Convertible Preferred Stock shall automatically be converted into the Class A Common Stock in the manner provided in this Section 5(c) upon the closing of a Sale Transaction (a “Qualifying Sale”) pursuant to which (i) the aggregate equity of the Corporation is valued in excess of $750 million, (ii) each share of Common Stock is valued at $34.00 per share or greater (as appropriately adjusted for stock splits, stock dividends, reverse splits, reclassifications, recapitalizations and similar events), and (iii) the consideration received in such Sale Transaction consists entirely of cash and marketable securities. For a Sale Transaction involving Pounds Sterling, satisfaction of the thresholds referred to in clauses (i), (ii) and (iii) above will be determined using the Pound Sterling equivalents based on the exchange rate in effect at the time of the closing of the Sale

Transaction. Upon the closing of a Qualifying Sale, each share of the Convertible Preferred Stock, together with all accrued and unpaid dividends, if any, shall be converted at the office of the Corporation or any transfer agent for the Convertible Preferred Stock into the number of fully paid and nonassessable shares of the Class A Common Stock determined by dividing (i) the Series A Initial Purchase Price or Series B Initial Purchase Price, as the case may be, in effect at the time of the conversion for such share and all accrued and unpaid dividends, if any, on such share of the Series A Preferred Stock or Series B Preferred Stock, as the case may be, by (ii) the Conversion Price in effect at the time of conversion. Upon such conversion, each holder of Series A Preferred Stock shall also receive from the Corporation an amount per share equal to the Series A Initial Purchase Price for such share payable in cash, or at the option of the Corporation or the holders of a majority of the Series A Preferred Stock, (x) in such number of fully paid and nonassessable shares of Class A Common Stock determined by dividing the Series A Initial Purchase Price by the Conversion Price or (y) such number of fully paid and nonassessable shares of marketable securities of the acquiror or surviving Person in such Qualifying Sale as would have been received in such Qualifying Sale by a holder of the number of shares of Class A Common Stock determined pursuant to clause (x) above. Any shares of the Convertible Preferred Stock converted into shares of the Class A Common Stock pursuant to this Section 5(c) and in accordance with the procedures set forth in Section 5(e) hereof shall be deemed to have been converted immediately prior to the closing of the Qualifying Sale and the person or persons entitled to receive the Class A Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on the date of such closing.

(d) Mandatory Conversion. Each outstanding share of the Convertible Preferred Stock, together with all accrued and unpaid dividends, if any, shall automatically be converted into the Class A Common Stock at the then effective Conversion Price applicable to such share of the Convertible Preferred Stock if the holders of a majority of the shares of the Convertible Preferred Stock issued on or prior to February 28, 2003 (as appropriately adjusted for stock splits, stock dividends, reverse splits, reclassifications, recapitalizations and similar events) have elected to so convert. Such conversion shall be effected in accordance with Section 5(d) hereof. Each outstanding share of the Series A Preferred Stock, together with all accrued and unpaid dividends, if any, shall automatically be converted into the Class A Common Stock at the then effective Conversion Price applicable to such share of the Series A Preferred Stock if the holders of a majority of the shares of the Series A

Preferred Stock issued on the Original Issue Date (as appropriately adjusted for stock splits, stock dividends, reverse splits, reclassifications, recapitalizations and similar events) have elected to so convert. Such conversion shall be effected in accordance with Section 5(e) hereof. “Original Issue Date” shall mean the date on which shares of Convertible Preferred Stock are first issued. Each outstanding share of the Series B Preferred Stock, together with all accrued and unpaid dividends, if any, shall automatically be converted into the Class A Common Stock at the then effective Conversion Price applicable to such share of the Series B Preferred Stock if the holders of a majority of the shares of the Series B Preferred Stock then outstanding have elected to so convert. Such conversion shall be effected in accordance with Section 5(e) hereof.

(e) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by, in the case of a conversion pursuant to Section 5(a), (c) or (d) hereof, the then effective Conversion Price applicable to such share of the Convertible Preferred Stock or, in the case of a conversion pursuant to Section 5(b) hereof, the IPO Price or the then effective Conversion Price applicable to such share of Convertible Preferred Stock, as the case may be. Before any holder of the Convertible Preferred Stock shall be entitled to convert the same into the Class A Common Stock (or, in the case of automatic conversion of the Convertible Preferred Stock pursuant to Section 5(b), (c) or (d) hereof, before any holder of such Convertible Preferred Stock so converted shall be entitled to receive a certificate or certificates evidencing the whole shares of the Class A Common Stock issued upon such conversion), such holder shall surrender to the Corporation at the office of the Corporation or of any transfer agent for the Convertible Preferred Stock, the certificate or certificates representing such Convertible Preferred Stock, accompanied by written notice to the Corporation that such holder elects to convert all or a specified number of such shares (or, in the case of automatic conversion pursuant to 5(b), (c) or (d) hereof, that such holder is surrendering the same) and stating therein such holder’s name or the name or names of such holder’s nominees in which such holder wishes the certificate or certificates for the Class A Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Convertible Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates representing the number of whole shares of the Class A Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fractional share and, if less than the full number of whole shares of the Convertible Preferred Stock evidenced by such surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares of the Convertible Preferred Stock evidenced by such surrendered certificate less the number of such shares being converted. Any conversion made at the election of a holder of the Convertible Preferred Stock shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Convertible Preferred Stock to be converted, and the person or persons entitled to receive the Class A Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or any Optional Redemption Event, the conversion may, at the option of any holder tendering Convertible Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering or the closing of the Optional Redemption Event, as the case may be, in which event the person(s) entitled to receive the Class A Common Stock issuable upon such conversion of the Convertible Preferred Stock shall not be deemed to have converted such Convertible Preferred Stock until immediately prior to the closing of such sale of securities or the closing of the Optional Redemption Event, as the case may be. As used herein, an “Optional Redemption Event” shall mean any Sale Transaction that does not constitute a Qualifying Sale.

(f) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 5(f), the following definitions shall apply:

(1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Class A Common Stock or Convertible Securities.

(2) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than shares of the Class A Common Stock) or other securities directly or indirectly convertible into or exchangeable for, with or without payment of additional consideration, Additional Shares of Class A Common Stock (including, but not limited to, the Class B Common Stock), either immediately or upon the arrival of a specified date or the happening of a specified event or both.

(3) “Additional Shares of Class A Common Stock” shall mean all shares of the Class A Common Stock issued (or, pursuant to Section 5(f)(ii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

(A) Class A Common Stock issued or issuable upon conversion of the Convertible Preferred Stock;

(B) Class A Common Stock issued to officers, directors or employees of, or consultants or vendors to, the Corporation pursuant to a stock purchase or option plan or other employee stock incentive program approved by the Board of Directors; or

(C) Class A Common Stock issuable upon exercise of Options or Convertible Securities outstanding as of the Original Issue Date.

(4) “Class A Common Stock Deemed Outstanding” shall mean the number of shares of the Class A Common Stock actually outstanding at the time of determination, plus the number of shares of the Class A Common Stock issuable upon the exercise, exchange or conversion of all Convertible Securities outstanding at such time of determination.

(ii) Deemed Issue of Additional Shares of Class A Common Stock. In the event the Corporation at any time, or from time to time after the Original Issue Date, shall issue, sell, grant or assume any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then, and in each such case, the maximum number of shares of the Class A Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Class A Common Stock issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Class A Common Stock are deemed to be issued:

(1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or Class A Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Corporation, or increase in the number of shares of the Class A Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease or increase becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities which are outstanding at such time;

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been fully exercised, the Conversion Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A) in the case of such Convertible Securities or Options for the Class A Common Stock, the only Additional Shares of Class A Common Stock issued or sold were the shares of the Class A Common Stock, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received for such Additional Shares of Class A Common Stock was, in the case of Options, the consideration actually received by the Corporation for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or, in the case of Convertible Securities, the consideration actually received by the Corporation for the issue, sale or assumption of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise thereof were issued at the time of issue, sale, grant or assumption of such Options, and the consideration received by the Corporation for the Additional Shares of Class A Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 5(f)(iv)) upon the issue or sale of the Convertible Securities with respect to which such Options were actually exercised;

(C) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price immediately prior to the original issuance of such Options or Convertible Securities or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Class A Common Stock between the date of the original issuance of such Options or Convertible Securities and the readjustment date therefor, as provided for in clause (2) or (3), as applicable; and

(D) in the case of any Options which expire by their terms not more than 30 days after the date of issue, sale, grant or assumption thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

(iii) Adjustment of Conversion Price Upon Issuance of Additional Shares of Class A Common Stock. In the event the Corporation shall issue or be deemed to issue Additional Shares of Class A Common Stock after the Original Issue Date and on or prior to March 31, 2004, for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, other than an issuance described in Section 5(f)(v) or a Qualified Issuance to a Qualified Strategic Investor as provided in this Section 5(f)(iii), then and in such event, the Conversion Price shall be reduced, concurrently with such issue or sale (or deemed issue or sale), in order to increase the number of shares of the Class A Common Stock into which the Convertible Preferred Stock is convertible, to a price equal to the lowest consideration per share for which such Additional Shares of Class A Common Stock are issued or sold (or deemed issued or sold). A “Qualified Issuance to a Qualified Strategic Investor” shall be an issue or sale (or deemed issue or sale) to a Person (i) who at or about the time of its investment in the Corporation commences or continues a commercial or strategic relationship with the Corporation, (ii) who is so determined by the Board of Directors to be a Qualified Strategic Investor and (iii) who is approved as a Qualified Strategic Investor by the holders of a majority of the Convertible Preferred Stock then outstanding.

(iv) Determination of Consideration. For purposes of this Section 5(f), the consideration received (or deemed to be received) by the Corporation for the issue or sale of any Additional Shares of Class A Common Stock (or any Additional Shares of Class A Common Stock deemed to be issued pursuant to Section 5(f)(ii)) shall be computed as follows:

(1) Cash and Property: The consideration per share received by the Corporation for the issue or sale of Additional Shares of Class A Common Stock shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors; and

(C) in the event Additional Shares of Class A Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (A) and (B) above, allocable to such Additional Shares of Class A Common Stock as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share deemed to be received by the Corporation for Additional Shares of Class A Common Stock deemed to have been issued pursuant to Section 5(f)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

(A) the total amount, if any, actually received by the Corporation as consideration for the issue, sale, grant or assumption of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating to such Options or Convertible Securities without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of Additional Shares of Class A Common Stock (as set forth in the instruments relating to such Options or Convertible Securities, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(v) Adjustments for Stock Dividends, Distributions and Subdivisions. In the event the Corporation shall declare or pay any dividend or make any other distribution on the Class A Common Stock payable in shares of the Class A Common Stock, or shall effect a subdivision of the outstanding Class A Common Stock, into a greater number of shares of the Class A Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Class A Common Stock), the Conversion Price in effect immediately prior to such stock dividend, distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, distribution or subdivision, be proportionately decreased.

(vi) Adjustments for Combinations or Consolidation of Class A Common Stock. In the event the outstanding shares of the Class A Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Class A Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(vii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date, makes, or fixes a record date for the determination of holders of Class A Common Stock entitled to receive, any distribution to all holders of the Class A Common Stock of evidences of indebtedness, assets or other property (other than shares of the Class A Common Stock and other than as otherwise adjusted in this Section 5), then and in each such event provision shall be made so that the holders of the Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of the Class A Common Stock receivable thereupon, a proportionate share of any such distribution as though their shares of the Convertible Preferred Stock had been converted into shares of the Class A Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such distribution receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Convertible Preferred Stock, provided that no such adjustment shall be made if the holders of the Convertible Preferred Stock simultaneously receive a dividend or other distribution in an amount equal to the amount as they would have received if all outstanding shares of the Convertible Preferred Stock had been converted into the Class A Common Stock on the date of such event.

(viii) Adjustments for Reclassification, Exchange and Substitution. If the Class A Common Stock issuable upon the conversion of the Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision, combination or consolidation of shares provided for above or a reorganization, merger, consolidation or sale of assets provided for below), then and in each such event the holder of shares of the Convertible Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, recapitalization or other change, in respect of the number of shares of the Class A Common Stock into which such shares of the Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, recapitalization or other change, all subject to further adjustment as provided in this Section 5.

(ix) Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, Etc. Subject to Section 6, in the event the Corporation, after the Original Issue Date, (1) shall consolidate with or merge into any Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (2) shall permit any Person to consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving corporation but, in connection with such consolidation or merger, the shares of the Class A Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, or (3) shall transfer all or substantially all of its properties or assets to any Person, then, and in each such event, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Section 5(f)(ix), each holder of the Convertible Preferred Stock, upon the conversion thereof at any time after the consummation of such consolidation, merger, reorganization or sale, if any shares thereof remain outstanding, shall be entitled to receive, in lieu of the shares of the Class A Common Stock issuable upon such conversion prior to such consummation, the stock and other securities, cash and property to which such holder would have been entitled upon such consummation if such holder had converted such Convertible Preferred Stock immediately prior thereto, subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for in this Section 5. Notwithstanding anything contained herein to the contrary, the Corporation will not effect any of the transactions described in clauses (1) through (3) above unless, prior to the consummation thereof, each Person which may be required to deliver any stock, securities, cash or property upon the conversion of any remaining outstanding shares of the Convertible Preferred Stock shall assume, by written instrument delivered to each holder of any remaining outstanding shares of the Convertible Preferred Stock, the obligation to deliver to such holder such shares of stock, securities, cash or property as such holder may be entitled to receive upon such conversion, and such Person shall have furnished to each holder of any remaining outstanding shares of the Convertible Preferred Stock an opinion of counsel for such Person, which counsel shall be reasonably satisfactory to such holder, stating that the holder of any remaining outstanding shares of the

Convertible Preferred Stock shall thereafter be entitled to receive, upon the conversion of such shares, the stock, securities, cash or property which such Person may be required to deliver pursuant to the terms hereof. This Section 5(f)(ix) shall apply to successive consolidations, mergers, reorganizations or sales and to the stock or securities of any other entity into which the Convertible Preferred Stock is convertible.

(x) Other Dilutive Events. If any event occurs as to which the other provisions of this Section 5 are not strictly applicable but the failure to make any adjustment would not fairly protect the anti-dilution rights set forth in this Section 5 in accordance with the essential intent and principles hereof, then, in each case, the Board of Directors will make appropriate adjustment in the Conversion Price or otherwise so as to protect the rights of the holders of the Convertible Preferred Stock.

(g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Convertible Preferred Stock against impairment. Without limiting the generality of the foregoing, the Corporation (i) will not permit the par value of any shares of stock at the time receivable upon the conversion of the Convertible Preferred Stock to exceed the applicable Conversion Price then in effect, (ii) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully-paid nonassessable shares of stock on the conversion of the Convertible Preferred Stock, and (iii) will not take any action which results in any adjustment of the applicable Conversion Price if after such action the total number of shares of stock issuable upon the conversion of all of the Convertible Preferred Stock will exceed the total number of shares of such stock then authorized by the Corporation’s Certificate of Incorporation, as amended to date, and available for the purpose of issue upon such conversion.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Corporation for any Additional Shares of Class A Common Stock issued or sold or deemed to have been issued, (ii) the number of shares of the Class A Common Stock outstanding or deemed to be outstanding, and (iii) the applicable Conversion Price in effect immediately prior to such issue or sale and as adjusted and readjusted on account thereof. The Corporation shall, upon the written request at any time of any holder of the Convertible Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (x) the applicable Conversion Price at the time in effect, and showing how it was calculated, and (y) the number of shares of the Class A Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Convertible Preferred Stock.

(i) Notices of Record Date. In the event:

(i) that the Corporation declares a dividend (or any other distribution) on the Class A Common Stock payable in Class A Common Stock or other securities of the Corporation;

(ii) that the Corporation subdivides or combines its outstanding shares of the Class A Common Stock;

(iii) of any reclassification of the Class A Common Stock, or of any consolidation or merger of the Corporation into or with another Person, or of the sale of all or substantially all of the assets of the Corporation; or

(iv) of the involuntary or voluntary liquidation, dissolution or winding up of the Corporation or of any Sale Transaction;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Convertible Preferred Stock, and shall cause to be mailed to the holders of the Convertible Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in clause (x) below or twenty days before the date specified in (y) below, a notice stating

(x) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of the Class A Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(y) the date on which such reclassification, liquidation, dissolution, winding up or Sale Transaction is expected to become effective, and the date as of which it is expected that holders of the Class A Common Stock of record shall be entitled to exchange their shares of the Class A Common Stock for securities or other property deliverable upon such reclassification, liquidation, dissolution, winding up or Sale Transaction.

(j) Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock such number of shares of the Class A Common Stock as shall from time to time be sufficient to effect conversion of the Convertible Preferred Stock.

6. Redemption.

(a) The Corporation shall redeem for cash out of any funds legally available therefor (i) on the date that is the tenth anniversary of the Original Issue Date, all of the Convertible Preferred Stock held by each holder of the Convertible Preferred Stock, (ii) at the option of the Corporation or the holders of a majority of the then outstanding Convertible Preferred Stock, all of the Convertible Preferred Stock outstanding immediately prior to an Optional Redemption Event (as defined in Section 5(d) hereof), (iii) at the option of the Corporation or the holders of a majority of the then outstanding Series A Preferred Stock, all of the Series A Preferred Stock outstanding immediately prior to an Optional Redemption Event and (iv) at the option of the Corporation or the holders of a majority of the then outstanding Series B Preferred Stock, all of the Series B Preferred Stock outstanding immediately prior to an Optional Redemption Event (each such date, a “Redemption Date”), provided that (x) the Corporation may not exercise its right to optionally redeem the Convertible Preferred Stock pursuant to clause (ii) above, the Series A Preferred Stock pursuant to clause (iii) above or the Series B Preferred Stock pursuant to clause (iv) above unless, in each case, it has funds legally available to pay in full, and sets aside for such payment, the preferential amounts to which the holders of the Series A Preferred Stock are entitled upon a Liquidation Event pursuant to Section 4(a)(i) and (y) the Corporation shall not redeem or repurchase any shares of Series B Preferred Stock until the holders of the Series A Preferred Stock receive in full the preferential amounts to which they would be entitled upon a Liquidation Event pursuant to Section 4(a)(i). Redemptions pursuant to this Section 6 shall be made at the Series A Liquidation Price for the

Series A Preferred Stock and the Series B Liquidation Price for the Series B Preferred Stock (on the applicable Redemption Date), for each share of the Convertible Preferred Stock to be redeemed determined as if such redemption were a liquidation of the Corporation. For purposes of determining the Series A Liquidation Price, the amount in Section 4(a)(iii) used in determining the Series A Liquidation Price for purposes of clause (ii) or (iii) above will be the amount a holder would receive in the transaction that constitutes the Optional Redemption Event, and insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such transaction, as determined in good faith by the Board of Directors.

(b) In the case of redemption pursuant to clause (i) of Section 6(a) above, the Corporation shall give written notice to each holder of the Convertible Preferred Stock at least 90 days and no more than 120 days prior to the scheduled Redemption Date, stating that it will redeem the Convertible Preferred Stock as provided herein, such notice to be addressed to each holder at the address as it appears on the stock transfer books of the Corporation and to specify the Redemption Date and the number of shares to be redeemed. In the case of an Optional Redemption Event, the Corporation shall give written notice to each holder of the Convertible Preferred Stock at least 30 days and no more than 90 days prior to the Optional Redemption Event, stating that it will redeem the Series A Preferred Stock and/or the Series B Preferred Stock as provided herein if the holders of the Series A Preferred Stock and/or the Series B Preferred Stock elect to be redeemed as provided in clause (ii), (iii) or (iv) of Section 6(a), such notice to be addressed to each holder at the address as it appears on the stock transfer books of the Corporation. The holders of a majority of the then outstanding shares of the Convertible Preferred Stock, the Series A Preferred Stock or the Series B Preferred Stock, as the case may be, may elect to be redeemed immediately prior to an Optional Redemption Event in accordance with Section 6(a)(ii), (iii) or (iv) above, as the case may be, if the election of the holders of such number of shares of Series A Preferred Stock and/or Series B Preferred Stock are delivered to the Corporation (and not revoked) in the 20 day period following the giving of the notice by the Corporation described in the immediately preceding sentence, whereupon the Corporation shall immediately give written notice to all other holders of the Series A Preferred Stock and/or the Series B Preferred Stock that the Corporation shall redeem all of the Series A Preferred Stock and/or the Series B Preferred Stock, as the case may be, immediately prior to the Optional Redemption Date as provided herein. On or after the Redemption Date, each holder of the Convertible Preferred Stock whose shares are being redeemed shall surrender to the

Corporation at the office of the Corporation or of any transfer agent for the Convertible Preferred Stock all certificates representing shares of the Convertible Preferred Stock that are held by such holder and that are being redeemed against receipt of the redemption price therefor.

(c) For the purpose of determining whether funds are legally available for redemption of the Convertible Preferred Stock as provided herein, the Corporation shall value its assets at the highest amount permissible under applicable law. If on the Redemption Date funds of the Corporation legally available therefor shall be insufficient to redeem all of the Convertible Preferred Stock required to be redeemed as provided herein, funds to the extent legally available shall be used for such purpose and the Corporation shall effect such redemption (i) first, ratably among the holders of the Series A Preferred Stock being redeemed in proportion to the amount each such holder would be entitled to receive pursuant to Section 4(a)(i) and, if there are remaining funds legally available for such purpose (ii) second, ratably among the holders of the Convertible Preferred Stock being redeemed in proportion to the full redemption amount each such holder would otherwise be entitled to receive after the payment referred to in clause (i) above. If less than all the shares of the Convertible Preferred Stock represented by any certificate are redeemed, the Corporation shall forthwith issue a new certificate, of like tenor, for the unredeemed shares. The redemption requirements provided hereby shall be continuous, so that if on the Redemption Date such requirements shall not be fully discharged, without further action by any holder of the Convertible Preferred Stock, funds legally available shall be applied therefor until such requirements are fully discharged.

7. Voting Rights.

(a) Each holder of the Convertible Preferred Stock shall be entitled, on all matters submitted for a vote of the holders of shares of the Class A Common Stock, whether pursuant to law or otherwise, to vote that number of votes equal to the largest number of whole shares of the Class A Common Stock into which such holder’s shares of the Convertible Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on any matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and on all such matters the holders of the Convertible Preferred Stock shall vote together as one class with the holders of the Class A Common Stock and the holders of all other shares of stock entitled to vote with the holders of the Class A Common Stock on such matters; provided that the holders of the Convertible Preferred Stock shall not be entitled to vote for the election of directors of the Corporation until notice is given to the Corporation by the holder or holders of a majority of the then outstanding shares of Convertible Preferred Stock that all required regulatory requirements have been satisfied. Upon delivery of such notice, each share of Convertible Preferred Stock shall automatically become entitled to vote for the election of directors of the Corporation. For purposes of this section, the determination of “whole shares” shall be based upon the aggregate number of shares of the Convertible Preferred Stock held by each holder, and not upon each share of the Convertible Preferred Stock so held by the holder. The number of authorized shares of the Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

(b) In addition to any other voting powers provided for by law, the Corporation shall not without first obtaining the affirmative vote or consent of the holders of not less than a majority of the outstanding shares of the Convertible Preferred Stock, voting separately as a single class (each share of the Convertible Preferred Stock having a vote equal to the number of shares of Class A Common Stock issuable as of the record date in respect of such vote upon conversion of one share of Convertible Preferred Stock), in person or by proxy, either by consent in lieu of a meeting or at a special or annual meeting of stockholders called for the purpose:

(i) amend, alter or change (by merger, consolidation amendment of the Certificate of Incorporation or the By-Laws of the Corporation or otherwise) the powers, preferences, or special rights of the Series A Preferred Stock or Series B Preferred Stock;

(ii) increase the number of authorized shares of the Series A Preferred Stock or Series B Preferred Stock or issue, or obligate itself to issue, any additional shares of Series A Preferred Stock or Series B Preferred Stock;

(iii) create, issue, or obligate itself to issue, any equity security, including any security convertible into or exchangeable or exercisable for any equity security, or reclassify any capital stock into any equity security, ranking senior to or pari passu with the Series A Preferred Stock or Series B Preferred Stock in respect of distributions upon the liquidation, dissolution, sale or winding up of the Corporation or any redemption or ranking senior to the Series A Preferred Stock in respect of dividend distributions, except that the Corporation may issue (A) up to 19,667 shares of Series B Preferred Stock, so long as such issuance occurs on or prior to February 28, 2003, and (B) up to an additional 25,000 shares of any non-participating Preferred Stock ranking pari passu in respect of dividend distributions or distributions upon the liquidation, dissolution, sale or winding up of the Corporation or any redemption; provided that, in the event the holders of a majority of the outstanding shares of Convertible Preferred Stock so elect, any term or terms applicable to such series of new non-participating Preferred Stock referred to in this clause (B) shall become applicable to the Convertible Preferred Stock mutatis mutandis, and the Corporation shall take such actions as may reasonably be requested by such holders to reflect such revised term or terms in an amended Amended Certificate of Designations for the Series A Preferred Stock and the Series B Preferred Stock; or

(iv) incur, assume, suffer to exist or otherwise become directly or indirectly liable with respect to any indebtedness for borrowed money in an aggregate amount in excess of $5 million.

8. Status of Converted Stock. In the event any shares of the Convertible Preferred Stock shall be converted pursuant to Section 5 or otherwise acquired by the Corporation, the shares so converted or otherwise acquired shall be retired and canceled and shall not be reissued by the Corporation as shares of the Convertible Preferred Stock. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

9. Amendments. This Amended Certificate of Designations may be amended or modified by a written instrument executed by the holders of a majority of the outstanding shares of the Convertible Preferred Stock voting as a single class; provided that (a) if the laws of the State of Delaware require the consent of any other holders of capital stock, the consent of such other holders shall also be obtained and (b) the holders of a majority of the outstanding shares of the Series A Preferred Stock must approve any amendment that affects the participation rights of the Series A Preferred Stock as set forth in Sections 4(a) and 6(a) and any other provisions relating thereto.

10. Elections, etc. in Writing. All elections, actions, consents, approvals or any similar actions of the holders of the Convertible Preferred Stock must be in writing.

11. Remedies. If the Corporation defaults in the payment of any amount due to the holders of the Convertible Preferred Stock pursuant to this Amended Certificate of Designations, including, without limitation, any amount due pursuant to Section 4(a)(i), 5(b), 5(c) or 6 hereof, the holders of the Convertible Preferred Stock entitled to such payment shall have all remedies at law or equity with respect to such default and any such unpaid amount shall become a debt obligation of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Amended Certificate of Designations this 10th day of August, 2004.

By:	/s/ David Fyfe
Name: David Fyfe
Title: Chief Executive Officer

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